As filed with the Securities and Exchange Commission on July____, 2002 Reg No 33


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    _________________________________________
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ___________________________________
                               ACCESS POWER, INC.
             (Exact name of registrant as specified in its charter)
     Florida                                        59-3420985
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                    Identification No.)

        10033 Sawgrass Drive West, Suite 100, Ponte Vedra Beach, FL 32082
                                 (904) 273-2980
                    (Address of principal executive offices)
                ________________________________________________

                       ADVISORY AND CONSULTING AGREEMENTS
                              (Full title of plan)
                                   Barry Clark
                                Michael Corrigan
                        ________________________________

                                   Glenn Smith
                                       CEO
                      10033 Sawgrass Drive West, Suite 100
                           Ponte Vedra Beach, FL 32082
                     (Name and address of agent for service)
                                 (904) 273-2980
          (Telephone number, including area code of agent for service)

                                    Copy to:
                                The Baum Law Firm
                               Mark L. Baum, Esq.
                           City National Bank Building
                              4274 Executive Square
                             Second Floor, Suite 210
                           La Jolla, California 92037
                                 (858) 523-1112




                      Proposed maximum    Proposed maximum
Title of securities     Amount to be       offering price    Aggregate offering       Amount of
to be registered       Registered (1)      per share (2)            Price         Registration fee
--------------------  -----------------  ------------------  -------------------  -----------------
Common Stock
(no par value) . . .          8,835,000  $              .01  $         88,350.00  $           22.09
--------------------  -----------------  ------------------  -------------------  -----------------


(1) Represents 5,835,000 shares of Common Stock to be issued to an attorney with The Baum Law Firm as compensation for services rendered by The Baum Law Firm pursuant to a fee agreement, and 3,000,000 shares underlying options being granted to consultants.
(2) Estimated solely for the purpose of determining the amount of registration fee and pursuant to Rules 457(c) and 457(h) of the General Rules and Regulations under the Securities Act of 1993.

                                     PART I

The document(s) containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by Access Power, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") (SEC File Number 333-65069) are incorporated by reference herein, except to the extent that any statement or information therein is modified, superceded or replaced by a statement or information contained in any other subsequently filed document incorporate herein by reference:

  (a) the Company's annual report on Form 10K-SB for the fiscal year ended December 31, 2001 filed on April 1, 2002;

  (b) any document filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all shares of Common Stock registered hereunder have been sold or that deregisters all such shares of Common Stock then remaining unsold, such documents being deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities

     Not applicable.

Item 5.Interests of Named Experts and Counsel

  Mark L. Baum, Esq., does consulting work for Access Power from time to time. In this Registration Statement, 5,835,000 shares of Common Stock is being Issued Michael Corrigan, an attorney with The Baum Law Firm as compensation for services rendered by The Baum Law Firm ("TBLF") pursuant to Annual Legal Fee Services Agreement ("Fee Agreement").

  The Fee Agreement was executed by the Company on July 8, 2002. The Fee Agreement calls for The Baum Law Firm to provide the Company with general SEC-related legal services for one year. The Company will pay TBLF no less than $7,500 per quarter ("Quarterly Fee") for legal services. The Quarterly Fee is converted into the Company's common stock at the price of the common shares at the time the Fee Agreement is executed ("Initial Conversion"). TBLF will be paid its fees at the outset of each coming quarter, and if the price of the stock is lower than at time of the Initial Conversion, the Company will provide TBLF with additional compensation to make up for any shortfall in quarterly billings. Additionally, TBLF will receive $5,000 in Company stock (based on the Initial Conversion price) as a retainer.

Item 6. Indemnification of Directors and Officers

  The Company's indemnification policy covering officers and directors, as contained in the by-laws, provides that the Company may indemnify at its officers or directors for costs reasonably incurred in connection with civil, criminal, administrative and investigative proceedings. The Company may purchase indemnification insurance for officers and directors.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Experts

  The consolidated financial statements of the Company appearing in the Company's Annual Report (Form 10-KSB) for the year ended December 31, 2001 have been audited by Park, Tschopp, Whitcomb and Orr, certified public accounts, as set forth in their report thereon included therein and incorporated herein by reference. Reference is made to said report, which includes explanatory paragraphs that describe the Company's ability to continue as a going concern, discussed in the notes to the Company's Consolidated Financial Statements. Such financial statements are incorporated herein in reliance upon the reports of Park, Tschopp, Whitcomb, and Orr, pertaining to such financial statements (to the extent filed with the Commission) given upon the authority of such firm as experts in giving such reports.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

  The Exhibits to this registration statement are listed in the index to Exhibits on page 9.

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933:

       (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement:

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraph (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraph is contained in periodic reports filed by the Company pursuant to Section 13 or
Section 15 (d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendments shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by mean of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                     SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California on July 8, 2002.

     Access Power, Inc.


     By  /s/ Glenn Smith
     ------------------------
             Glenn Smith, CEO


                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark L. Baum, each of them acting individually as his attorney-in-fact, each with full power of substitution and re-substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature               Title                         Date
---------               -----                         ----

/s/ Glenn Smith          CEO                       July 8, 2002
-----------------
    Glenn Smith

                                INDEX TO EXHIBITS



Exhibit NO.     Description
---             -----------

4.1             Consulting Agreement: Barry Clark

5.1 Opinion of Counsel, regarding the legality of the securities registered hereunder.

23.1            Consent of Park, Tschopp, Whitcomb, and Orr, CPA.

23.2            Consent of Counsel (included as part of Exhibit 5.1)

24              Power of Attorney (Contained within Signature Page)